CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 under the Securities Act of 1933, of our report dated February 19, 2009 relating to the financial statements and financial highlights of the Ultra Series Small Cap Value Fund, Small Cap Growth Fund, Mid Cap Value Fund, Mid Cap Growth Fund, International Stock Fund, and Global Securities Fund (six of the portfolios constituting Ultra Series Fund), appearing in the Annual Report of Ultra Series Fund for the year ended December 31, 2008 and to the reference to us under the heading “Financial Statements” in the Prospectus/Proxy Statement, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
February 10, 2010